Filed pursuant to Rule 433

Registration No. 333-142347

May 12, 2009

Canadian Pacific Railway Company

Final Term Sheet

Issuer:	Canadian Pacific Railway Company
Trade Date:	May 12, 2009
Settlement Date:	May 15, 2009
Principal Amount:		$350,000,000
Coupon:		7.250%
Maturity Date:		May 15, 2019
Public Offering Price:		99.663%
Benchmark:		UST 3.125% due May 15, 2019
Benchmark Yield:		3.173%
Spread:		UST +412.5 bps
Yield to Maturity:		7.298%
Optional Redemption:		Make whole call UST +50 bps
Interest Payment Dates:		May 15 and November 15, beginning November 15, 2009
CUSIP:		13645RAJ3
ISIN:		US13645RAJ32
Joint Bookrunning Managers:		J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated
Co-Managers:		NBF Securities (USA) Corp. RBC Capital Markets Corporation

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or by writing to Morgan Stanley & Co. Incorporated at 180 Varick Street, 2nd Floor, New York, New York 10014 Attention: Prospectus Department or by emailing prospectus@morganstanley.com.

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